Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary:	ICOS Systems GmbH
Jurisdiction of Organization:	Germany
Name Under Which Doing Business	ICOS Systems Computer Vertriebs GmbH

Name of Subsidiary:	IKOS Systems, Ltd.
Jurisdiction of Organization:	United Kingdom
Name Under Which Doing Business	IKOS Systems, Limited

Name of Subsidiary:	IKOS Systems K.K.
Jurisdiction of Organization:	Takatsu-ku, Kawasaki-shi, Kanagawa
Name Under Which Doing Business	IKOS Systems Kabushiki Kaisha

Name of Subsidiary:	IKOS (India) Pvt. Ltd.
Jurisdiction of Organization:	India
Name Under Which Doing Business	IKOS (India) Pvt. Ltd.